Exhibit 10.31A

Amendment to the Wyeth Management Incentive Plan

The Wyeth Management Incentive Plan, as amended through January 1, 2006, is further amended and clarified, effective as of January 1, 2005 (unless otherwise provided) as follows:

1. Paragraph IV is clarified by adding the following sentence at the end thereof:

Participation in the Plan is limited to Employees who are Participants therein and no new awards may be granted under the Plan.

2. Effective as of January 1, 2005, paragraph VI(3)(d) shall cease to be in effect and shall be deleted in its entirety and paragraph VI(3)(e) shall become paragraph VI(3)(d).

3. Effective as of January 1, 2005, paragraph XII shall be deleted in its entirety and replaced with the following new paragraph XII:

XII. Section 409A Amendments

Notwithstanding anything in the Plan to the contrary, effective as of January 1, 2005 (unless otherwise provided herein), the Plan is amended as set forth in this Section XII in order to avoid adverse or unintended tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable rules and regulations thereunder (“Section 409A”) to any Participant. The provisions of this paragraph XII shall apply to the entire portion of a Participant’s award under the Plan, notwithstanding any contrary provision of the Plan, and shall accordingly supersede the other provisions of the Plan to the extent necessary to eliminate inconsistencies between this paragraph XII and such other provisions. References to paragraphs are references to paragraph in the Plan, unless otherwise provided. Capitalized terms not otherwise defined in paragraph II or in the text of the Plan shall have the meanings set forth in paragraph XII(7).

(1)	Payments to Participants Separating from Service in 2004 or 2005

A 4000 Share Participant who incurs a Separation from Service in 2004 or 2005 shall be permitted to elect, by no later than December 31 of the calendar year in which the Separation from Service occurs, the Payment Date for his Contingent Award Account. A 4000 Share Participant who incurs a Separation from Service in 2005 shall not be permitted to elect a Payment Date that is earlier than February 1, 2007.

(2)	Payment to Participants Separating from Service in 2006 or Later

(a) A 4000 Share Participant who incurs a Separation from Service on or after January 1, 2006, shall be permitted to elect, by no later than December 31, 2006,

the form of payment of his Contingent Award Account (five or ten annual installments) and a Payment Date. This Payment Date must not be any earlier than the first business day of February of the calendar year following the calendar year in which the Separation from Service occurs; provided, however, that a Participant who incurs a Separation from Service in 2006 and does not make an election pursuant to this paragraph XII(2)(a) by January 31, 2006 shall not be permitted to elect a Payment Date that is earlier than February 1, 2008.

(b) Effective as of January 1, 2006, the Contingent Award Account of a 4000 Share Participant described in paragraph XII(2)(a) who satisfies the requirements described in paragraph VI(4), but who does not make an election in accordance with paragraph XII(2)(a), shall be issued to such Participant in five approximately equal annual installments, commencing on the first business day of February (i) in 2008, if the Separation from Service is in 2006, and (ii) in the calendar year following the end of the calendar year in which the Participant’s Separation from Service occurs, if the Separation from Service occurs on or after January 1, 2007.

(3)	Distribution in the Event of Financial Hardship

(a) Effective as of January 1, 2005, a Participant may submit a written request for an accelerated issuance of all or a portion of the shares of Common Stock credited to his Contingent Award Account shares in the event the Participant experiences an Unforeseeable Financial Emergency. The Committee, or such person or persons to whom the Committee delegates responsibility, shall evaluate any such request as soon as practicable in accordance with Section 409A. If the Committee or its delegate determines in its sole discretion that the Participant is experiencing an Unforeseeable Financial Emergency, the Committee or its delegate shall direct the Company to issue to the Participant, as soon as practicable following such determination, such number of shares of Common Stock credited to the Participant’s Contingent Award Account; provided that the value of such shares of Common Stock does not exceed the amount reasonably necessary to satisfy the Unforeseeable Financial Emergency and any federal, state and local income taxes or penalties reasonably anticipated as a result of such issuance of shares. A distribution on account of an Unforeseeable Financial Emergency shall not be made to the extent such Unforeseeable Financial Emergency is, or may be, relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(b) For purposes of this paragraph XII(3), the value of the shares of Common Stock shall be calculated based on the average of the high and low share prices for the Common Stock as reported on the Consolidated Transaction Reporting System on the trading day immediately preceding the date of approval by the Committee. The Participant must provide adequate documentation to the Committee in order to be eligible for the issuance of shares to confirm the amount needed to satisfy the costs related to the Unforeseeable Financial Emergency and the taxes payable on the release of such shares.

(c) Effective as of January 1, 2007, if, immediately following a distribution on account of an Unforeseeable Financial Emergency pursuant to paragraph XII(3), the number of shares of Common Stock credited to the Contingent Award Account of a Participant is 4,000 or less (appropriately adjusted for stock splits or other corporate restructurings), all such shares credited to the Contingent Award Account shall be issued to the Participant, notwithstanding any election pursuant to paragraph XII(2), (i) in accordance with the last sentence of paragraph VI(3)(b), if the Participant has not incurred a Separation from Service as of the date of such distribution and (ii) as of the last Thursday in January in the calendar year following the calendar year in which such distribution is made, if the Participant incurred a Separation from Service prior to such distribution. If, immediately following a distribution on account of an Unforeseeable Financial Emergency pursuant to paragraph XII(3), the number of shares of Common Stock credited to the Contingent Award Account of a Participant exceeds 4,000 (appropriately adjusted for stock splits or other corporate restructurings), the number of shares issued to the Participant due to the Unforeseeable Financial Emergency pursuant to this paragraph XII(3) shall be deducted from the remaining installments (if any) to be issued to the Participant starting with the last in time of such installments scheduled to be issued.

(4)	General Rules

Notwithstanding anything in this paragraph XII to the contrary:

(a)	Installment payments (subsequent to the first installment payment to a Participant) shall be issued on the anniversary of the Participant’s Payment Date in each of the four or nine (as the case may be) subsequent calendar years.

(b)	All unissued shares of Common Stock in the Contingent Award Account of a Participant who incurs a Separation from Service prior to his 80th birthday shall be issued as of the last day of the year following the Participant’s 80th birthday.

(c)	All Participant elections made through December 31, 2006 regarding distribution of the Contingent Award Account shall be deemed pursuant to Q&A 19(c) of Notice 2005-1 promulgated by the U.S. Treasury Department and the Internal Revenue Service, as amended by the preamble to the proposed Treasury Regulations under Section 409A of the Code, issued on September 29, 2005.

(d)	To the extent that any Participant receives in 2005 a distribution of all, or any portion of, his Contingent Award Account, such distribution shall be deemed a termination of such Participant’s participation in the Plan with respect to all or such portion of the Participant’s Contingent Award Account, in accordance with Q&A 20(a) of Notice 2005-1 promulgated by the U.S. Treasury Department and the Internal Revenue Service.

(e)	Notwithstanding any provision in this paragraph XII to the contrary, effective for Separation from Service (other than by reason of death) occurring on or after January 1, 2005, if, at the time of a Participant’s Separation from Service, the Participant is a “specified employee” within the meaning of Section 409A, then, solely to the extent necessary to avoid the imposition on any Participant of an additional tax or interest pursuant to Section 409A, any shares of Common Stock issuable to the Participant under the Plan during the period beginning on the date of the Participant’s Separation from Service and ending on the six-month anniversary of such date (whether as a lump sum or a first installment) shall be delayed and issued to the Participant as of the first day following such sixth-month anniversary date. All subsequent installments (if any) issuable to such Participant shall be issued in accordance with paragraphs XII(1) or (2) and (4), without regard to the six-month delay required by this paragraph XII(4)(e).

(f)	In the event of the Participant’s Separation from Service due to his death, any unpaid installments of his Contingent Cash Awards shall be paid and any unissued shares of stock from his or her Contingent Award Account shall be issued, notwithstanding any election by the Participant pursuant to paragraph XII(1) or (2), in a lump sum as of the last day of the month following the date of the Participant’s death or as soon as administratively practicable thereafter; provided that the Participant had not incurred a Separation from Service on or before the time of his or her death or up to the date of his or her death had complied with the conditions set forth in paragraph VI(d). If the Participant (A) was not employed by the Company at the time of his or her death and (B) up to the date of his or her death had not complied with the conditions set forth in paragraph VI(4)(d), such awards shall be forfeited. If a Participant dies on or after the date of the Participant’s Separation from Service and prior to distribution of the Catch-up Amount, any amount delayed pursuant to paragraph XII(4)(d) shall be issued to the Participant’s legal representative or legatee or such other person designated by an appropriate court as the person entitled to receive the same, as applicable, on the first business day of the month following the date of the Participant’s death.

(g)	With respect to a Participant’s Contingent Award Account, the Retirement Committee of Wyeth shall have the unilateral right to amend or modify the Plan and to amend or modify (i) any Participant elections under the Plan and (ii) the time and manner of any payment of benefits under the Plan in accordance with Section 409A, in each case, without the consent of any Participant, to the extent that the Retirement Committee deems such action to be necessary or advisable to avoid the imposition on any Participant of an additional tax or interest under Section 409A. Any determinations made by the Retirement Committee under this paragraph XII(4)(g) shall be final, conclusive and binding on all persons.

(5)	Section 409A Compliance

To the extent that any payments or benefits provided hereunder are considered deferred compensation subject to Section 409A, the Company intends for this Plan to comply with the standards for nonqualified deferred compensation established by Section 409A (the “409A Standards”). To the extent that any terms of the Plan would subject Participants to gross income inclusion, interest or an additional tax pursuant to Section 409A, those terms are to that extent superseded by the 409A Standards.

(6)	Plan Termination

The termination of the Plan shall not result in any acceleration of the issuance of any Common Stock in a Participant’s Contingent Award Account, unless (a) all arrangements sponsored by the Company that would be aggregated with the Plan under Section 409A if the same Participant participated in all such arrangements are terminated, (b) no payments other than payments that would be delivered under the terms of such arrangements if the termination had not occurred are made within 12 months of the termination of such arrangements, (c) all payments under the Plan are made within 24 months of the termination of the arrangements and (d) the Company does not adopt a new arrangement that would be aggregated with the Plan under Section 409A if the same Participant participated in both arrangements, at any time within the five years following the date of Plan termination.

(7)	Definitions

The following terms used in paragraph XII shall have the meanings set forth below:

“4000 Share Participant” means a Participant who, as of December 31 of the calendar year in which his Separation from Service occurs, has a Contingent Award Account credited with more than 4,000 shares of Company Common Stock (appropriately adjusted for stock splits or other corporate restructurings).

“Payment Date” means the specified date as of which the shares credited to a Participant’s Contingent Award Account shall be issued or commence to be issued pursuant to paragraph VI(3)(b).

“Separation from Service” means a separation from service with the Company and its affiliates for purposes of Section 409A. For purposes of this definition, “affiliate” means any corporation that is in the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company, any trade or business that is under common control with the Company (within the meaning of Section 414(c) of the Code), any affiliated service group (within the meaning of Section 414(m) of the Code) of which the Company is a part and any other entity required to be aggregated with the Company pursuant to Section 414(o) of the Code.

“Unforeseeable Financial Emergency” means a severe financial hardship to a Participant resulting from (a) a sudden and unexpected illness or accident of the Participant, his spouse or any of his dependents (as defined in Section 152(a) of the Code), (b) a loss of the Participant’s property by reason of casualty or (c) such other extraordinary and unforeseeable financial circumstances, arising as a result of events beyond the Participant’s control. The definition of Unforeseeable Financial Emergency and the procedures related to payments in connection therewith shall comply with the applicable provisions of Section 409A as reasonably construed by the Committee.”

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Except as set forth herein, the Plan remains in full force and effect.